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                                                                      EXHIBIT 11

                      COMPUTATION OF EARNINGS PER SHARE

                                                    Three Months Ended                 Six Months Ended
                                                 1998             1997             1998              1997
                                             ------------      -----------      ------------      ------------
Net loss                                     $   (843,293)     $(1,026,384)     $ (2,085,344)     $ (1,757,617)
                                             ============      ===========      ============      ============

Weighted average number of common shares
  issued at January 1                          30,199,154       18,002,253        30,199,154        18,002,253

Less weighted average number of common
  shares held in treasury at January 1           (854,903)        (854,903)         (854,903)         (854,903)
                                             ------------      -----------      ------------      ------------

Weighted average number of common shares
  issued and outstanding at January 1          29,344,251       17,147,350        29,344,251        17,147,350

Issuance of stock to employees under the
  Employee Stock Purchase Plan for cash              --             13,367              --               6,720

Issuance of stock in connection with the
  conversion of debentures                           --         10,291,534              --           8,373,455

Issuance of stock in connection with the
  exercise of warrants                             22,500             --              14,171              --

Issuance of stock in connection with
  private offerings                            21,618,517             --          11,956,188              --

Treasury stock received in exchange for
  cash                                         (9,400,000)            --          (5,089,503)             --

Issuance of stock for services rendered           390,454             --             211,406              --

Issuance of stock in connection with the
  exercise of options                              11,423             --               5,743              --
                                             ------------      -----------      ------------      ------------

Shares used for computation                    41,987,145       27,452,251        36,442,256        25,527,525
                                             ============      ===========      ============      ============

Loss before income taxes and
  extraordinary item per common share        $     (0.026)     $    (0.037)     $     (0.064)     $     (0.068)
                                             ============      ===========      ============      ============

Extraordinary income per common share        $      0.006      $      --        $      0.007      $       --
                                             ============      ===========      ============      ============
Net loss per common share (basic and
  diluted)                                   $     (0.020)     $    (0.037)     $     (0.057)     $     (0.069)
                                             ============      ===========      ============      ============
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